Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT AND RELEASE

THIS AMENDMENT TO EMPLOYMENT AGREEMENT AND RELEASE (this “Agreement”) is made and entered into effective as of the 6th day of August, 2012 (“Effective Date”), by and between Michael A. Woodhouse (hereinafter generally referred to as “Mr. Woodhouse” or “Executive”) and Cracker Barrel Old Country Store, Inc. and its subsidiaries, affiliates and related entities (“CBOCS” or “the Company”) (Mr. Woodhouse and the Company collectively referred to as “the Parties”).

W I T N E S S E T H:

WHEREAS, Mr. Woodhouse is currently the Executive Chairman of the Board of CBOCS, and Mr. Woodhouse and CBOCS are parties to a certain Employment Agreement dated September 12, 2011 (the “Employment Agreement”) regarding the service of Mr. Woodhouse as Executive Chairman, the term of which expires on November 30, 2012 unless mutually extended by the Parties;

WHEREAS, the Parties have agreed that Mr. Woodhouse will resign and step down from his roles of Executive Chairman of the Board, officer, and employee of the Company prior to the CBOCS shareholder meeting, currently scheduled for November 15, 2012 (the date of such meeting, the “Shareholder Meeting Date”); and

WHEREAS, in connection therewith, and following a period of negotiations between the Parties, Mr. Woodhouse and CBOCS wish to enter into this Agreement so that Mr. Woodhouse’s long career of significant contributions to the Company may be recognized, that clarity may be achieved regarding Mr. Woodhouse’s compensation and outstanding equity awards as he retires from service to the Company, and that each of the Parties may provide a general release of claims against the other Party in exchange for certain benefits and compensation set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, it is agreed as follows:

1. The Parties agree to amend the Employment Agreement as follows:

(a) Section 2.1 will be amended to delete the date “November 30, 2012”, which will be replaced with the following:

“ November 7, 2012”

(b) Section 3.1 will be deleted in its entirety and replaced with the following:

Position. Subject to the remaining conditions of this Section 3.1, Executive shall serve as the Executive Chairman through November 7, 2012 at which time Mr. Woodhouse’s duties as Executive Chairman, officer, and employee of the Company will come to an end. During the Term, Executive shall report to the Board and perform such duties and responsibilities as may be prescribed from time-to-time by the Board, which duties shall include, without limitation, (a) when present, presiding at meetings of the Board and shareholders and (b) coordinating with the Board and the Chief Executive Officer of the Company with respect to the Company’s business and strategic initiatives. From time to time, Executive also may be designated to such offices within the Company or its subsidiaries as may be necessary or appropriate for the convenience of the businesses of the Company and its subsidiaries.

(c) To the end of Section 4.2(a) will be added the following:

For purposes of clarity, Executive acknowledges that to be eligible for an annual bonus for Fiscal Year 2013, he would be required to be employed on the date on which such bonus is paid and therefore he will not be eligible for such annual bonus.

(d) Section 4.2(b) will be deleted in its entirety and replaced with the following:

Long Term Incentive Plan Awards. In the course of his employment, Executive has been granted Long Term Incentive awards that remain partially or wholly unvested. Those LTI awards will be treated as follows as of the end of the Term:

2011 MSU	forfeited as unvested
2012 LTPP	pro rata award based on service through end of Term
2012 MSU	pro rata award based on service through end of Term

Furthermore, with respect to any additional long term incentive plan established by the Company during the Term, Executive’s target percentage under such a plan shall be no less than 150% of salary of the Base Salary. Any such long term incentive plan award granted to Executive will provide that such award will be awarded on a pro rata basis based on service through the end of the Term.

(e) A new Section 4.3 will be added, with Section 4.3 to read as follows:

Failure to Extend. Notwithstanding any term of this Agreement to the contrary, if Executive fulfills his service through the Term and the Term of the Agreement is not extended by the parties beyond November 7, 2012 in accordance with Section 2.2, then Executive shall be entitled to receive $900,000.00 payable upon the later of November 15, 2012 or the 8th day following the date of Executive’s execution of the Release. In addition, if Executive timely elects to continue health insurance coverage through the Company’s health insurance plan under COBRA, the Company will reimburse Executive for his payment of those premiums for up to eighteen (18) months upon submission of proper documentation of such payment(s).

(f) The following will be added to the end of section 8.2(d): “subject to the provisions of section 4.2(b).”

(g) The language at the beginning of Section 2. of the Release which is an Addendum to the Employment Agreement (the “Release”) that reads “In signing this

Release, Employee is not releasing any claim that may arise under the terms of the Agreement that (a) enforce his rights under the Agreement,” is deleted in its entirety and replaced with the following: “ In signing this Release, Employee is not releasing any claim that may (a) arise under the terms of the Agreement that enforce his rights under Section 4.2(a) and (b) and Section 4.3 of the Agreement as amended by the Amendment to Employment Agreement and Release,”

(h) A new Section 7 will be added to the Release, with Section 7 to read as follows:

In consideration of the mutual promises and consideration given herein, the Company does hereby irrevocably and unconditionally release, acquit and discharge Mr. Woodhouse, his spouse, his heirs, his successors and assigns, and his agents (the “Woodhouse Released Parties”) from any and all manner of actions, charges, complaints, suits, proceedings, claims, liabilities, obligations, agreements, controversies, demands, costs, losses, debts and expenses whatsoever of any kind or nature, at law or in equity, whether known or unknown, fixed or contingent, arising out of or in any way connected with the employment of Mr. Woodhouse by the Company or with his separation from employment with the Company.

2. The parties agree and acknowledge that the changes made to Mr. Woodhouse’s duties and responsibilities as a result of this Agreement do not constitute a Good Reason for termination of the Employment Agreement under 8.2(a).

3. The parties agree and acknowledge that all portions of the Employment Agreement not amended herein will remain in full force and effect, including, but not limited to, Section 13 (“Business Protection Provisions”) of the Employment Agreement.

4. The Parties further agree that as additional consideration to Mr. Woodhouse for the amendment of the Employment Agreement and his release of any and all claims that he may have had under the prior terms of the Employment Agreement that have been amended in accordance with this Agreement or for any other matter up to the date of execution of this Agreement, the Company, upon proper substantiation, will reimburse Mr. Woodhouse in an amount not to exceed $25,000 for attorney’s fees incurred with the negotiation and preparation of this Agreement.

5. Binding Effect / No Oral Modification. This Agreement shall be binding upon CBOCS, Mr. Woodhouse and upon Mr. Woodhouse’s heirs, administrators, representatives, executors, successors, and assigns. The Parties acknowledge that each was represented by counsel during the course of the negotiation of this Agreement and that they voluntarily and knowingly enter into the Agreement. The provisions of this Agreement may not be modified orally, but only in a writing signed by the parties to be charged.

6. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and shall be binding upon the party who executed the same, but all of such counterparts shall constitute this same Agreement and may be sufficiently evidenced by one counterpart. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or PDF file, shall be as effective as delivery of a manually executed counterpart of this Agreement.

/s/ Michael A. Woodhouse	August 6, 2012
Michael A. Woodhouse	Date

CRACKER BARREL OLD COUNTRY STORE, INC.

/s/ Sandra B. Cochran	August 6, 2012
Date
By: Sandra B. Cochran

Its: President and Chief Executive Officer

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